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                                                                      EXHIBIT 99


[Logo of H.B.      H.B. Fuller Company               Contact: Scott Dvorak
Fuller Company]    Corporate Headquarters                     Investor Relations
                                                              651-236-5150
                   P.O. 6468
                   St. Paul, Minnesota 55164-0683


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NEWS                     For Immediate Release             June 26, 2001
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Note: H.B. Fuller will host a conference call June 27, 2001 at 9:30 a.m. central time (10:30 a.m. eastern time). The call can be heard live over the Internet at H.B. Fuller's website at http://www.hbfuller.com under the section shareholder information or at www.streetevents.com.


                   H.B. Fuller Reports Second Quarter Results


H.B. Fuller Company today reported net income for the second quarter ended June 2, 2001 of $11.9 million or $0.84 per share (diluted). Last year's second quarter net income was $17.8 million or $1.26 per share (diluted). The reduction in income was caused primarily by lower demand attributed to the slowing economy. Higher raw material prices also contributed to the net income reduction.

Al Stroucken, chairman, president and chief executive officer remarked, "Even though our second quarter shows a significant improvement over the first quarter, results continue to be impacted by similar factors we faced earlier - economic pressures, unfavorable currency rates and higher raw material costs. Going forward, we would expect that those same factors will challenge us throughout the better part of the second half of the year."

Second Quarter Revenues
-----------------------
Net revenue for the second quarter of 2001 was $328.5 million, a 6.2 percent decrease from the second quarter of 2000. Lower volume accounted for the entire
6.2 percent decrease, as increases in prices of 2.1 percent were offset by the negative effects from foreign currencies of 2.0 percent and a 0.1 percent decrease resulting from a 2000 divestiture.


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Second Quarter Segment Sales
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-    North America Adhesives sales decreased 4.5 percent compared to last year.

     o    Volume decreased 6.9 percent.

     o    Prices increased 2.7 percent.

     o    Currency had a negative impact of 0.3 percent.

-    Europe Adhesives sales decreased 7.2 percent compared to last year.

     o    Volume decreased 6.6 percent.

     o    Prices increased 4.3 percent

     o    The currency impact was a negative 4.9 percent.

-    Latin America Adhesives sales decreased 7.6 percent compared to last year.

     o    Volume decreased 4.5 percent.

     o    Prices declined 3.1 percent.

-    Asia/Pacific Adhesives sales decreased 6.1 percent compared to last year.

     o    Volume increased 4.5 percent.

     o    Prices increased 0.5 percent

     o    Negative currency effects were 11.1 percent.

-    Specialty Group sales decreased 8.0 percent.

     o    Volume decreased 8.2 percent.

     o    Prices increased 1.3 percent.

     o    Negative currency effects were 0.7 percent

     o    A divestiture in 2000 resulted in a decrease of 0.4 percent.

Operating income increased from the second quarter of 2000 in the North America Adhesives segment. Each of the other four segments incurred reductions in operating income as compared to last year.


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Six Month Results
-----------------
For the first six months of 2001, net income was $17.4 million or $1.23 per share (diluted). For the same period in 2000, net income was $27.5 million or $1.95 per share (diluted). The 2000 results include a nonrecurring credit which contributed $.01 per diluted share.

Net revenue for the first six months of 2001 was $635.4 million, a 5.7 percent decrease from the first six months of 2000. Volume was down 5.7 percent while selling price increases of 2.1 percent were offset by negative currency effects.

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2000 sales of $1.353 billion. Common stock is traded on the NASDAQ exchange under the symbol FULL. For more information about the company, visit our website at: http://www.hbfuller.com.

Safe Harbor for Forward-Looking Statement
Certain statements in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: political and economic conditions; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; new product development; product mix; availability and price of raw materials and critical manufacturing equipment; new plant startups; accounts receivable collection; the company's relationships with its major customers and suppliers; changes in tax laws and tariffs; patent rights that could provide significant advantage to a competitor; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the Japanese yen, the Australian dollar and the Brazilian real); the regulatory and trade environment; and other risks as indicated from time to time in the company's filings with the Securities and Exchange Commission. All forward-looking information represents management's best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the company and the regions where the company does business makes it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix and selling prices. However, management's best estimates of these changes as well as changes in other factors have been included. References to volume changes includes volume and product mix changes, combined.


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                               H.B. FULLER COMPANY
                              FINANCIAL INFORMATION
               In thousands, except per share amounts (unaudited)

                                                  13 Weeks        13 Weeks        26 Weeks        26 Weeks
                                                    Ended           Ended           Ended           Ended
                                                  2-Jun-01        27-May-00       2-Jun-01        27-May-00
                                                  ----------      ----------      ----------      ----------
Net sales                                         $ 328,507       $ 350,174       $ 635,441       $ 673,803
Cost of sales                                      (240,294)       (250,448)       (464,653)       (480,956)
                                                  ----------      ----------      ----------      ----------

Gross profit                                         88,213          99,726         170,788         192,847

Selling, administrative and other expenses          (64,600)        (67,809)       (132,891)       (137,425)
Nonrecurring (charges) credits                           -               -               -              300
Interest expense                                     (5,503)         (6,068)        (11,166)        (12,110)
Other income (expense), net                            (171)          1,749            (692)           (714)
                                                  ----------      ----------      ----------      ----------

Income before income taxes and minority interests    17,939          27,598          26,039          42,898

Income taxes                                         (6,117)         (9,911)         (9,114)        (15,878)

Minority interests in consolidated income              (495)           (650)           (510)           (978)

Income from equity investments                          533             735             995           1,460
                                                  ----------      ----------      ----------      ----------

Net income                                        $  11,860       $  17,772       $  17,410       $  27,502
                                                  ==========      ==========      ==========      ==========

Basic income per common share                     $    0.85       $    1.28       $    1.25       $    1.98
Diluted income per common share                   $    0.84       $    1.26       $    1.23       $    1.95

Dividends per common share                        $   0.215       $   0.210       $   0.425       $   0.415

Weighted-average common shares outstanding
     Basic                                           13,977          13,909          13,972          13,885
     Diluted                                         14,135          14,086          14,130          14,093



Select Balance Sheet Information (subject to change prior to filing of the quarterly report on Form 10-Q)
-------------------------------------------------------------------------------
Inventory                                 $ 148,943               $   158,167
Trade accounts receivable, net              213,421                   233,429
Trade accounts payable                      112,346                   117,028
Total assets                                985,940                 1,022,321
Long-term debt                              242,654                   265,936
Stockholders' equity                        415,540                   393,609



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Pursuant to FASB Emerging Issues Task Force Issue No. 00-10, Accounting for
Shipping and Handling Fees and Costs, the company has reclassified freight billed to customers from selling, administrative and other expenses to net sales, and has reclassified related freight costs from selling, administrative and other expenses to cost of sales.
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